Exhibit 10.41

                    TAX ALLOCATION AGREEMENT
                              AMONG
                GREAT PLAINS ENERGY INCORPORATED
                        AND SUBSIDIARIES


This Tax Allocation Agreement ("Agreement") is entered into as of October 1, 2001, by and among Great Plains Energy Incorporated ("GPE"), Kansas City Power & Light Company, Great Plains Power Incorporated, Home Service Solutions Inc., Worry Free Services, Inc., KLT Inc., KLT Investments Inc., KLT Investments II Inc., KLT Energy Services Inc., KLT Gas Inc., KLT Telecom Inc., Energetechs, Inc., Advanced Measurement Solutions, Inc., FAR Gas Acquisitions Corporation, KLT Gas Operating Company, WYMO Fuels, Inc., DTI Holdings, Inc., Digital Teleport, Inc., Digital Teleport of Virginia, Inc. and Kansas City Power & Light Receivables Company (collectively, the "members of Group" or "Group" and individually "member of the Group" or "member").

WITNESSETH:

Whereas, the members of the Group are affiliated corporations within the meaning of section 1504 of the Internal Revenue Code of 1986, as amended (the "Code"), and will join in the annual filing of a consolidated federal income tax return, and

Whereas, the members of the Group intend to allocate the consolidated income tax liabilities and benefits to each member of the Group in a fair and equitable manner, and

Whereas, the members of the Group intend to allocate the liabilities and benefits arising from the Group's annual consolidated income tax returns in compliance with 17 CFR 250.45(c) ("Rule 45(c)"), 26 CFR 1.1502-33(d)(2) and Section
1552(a)(1) of the Code.

NOW, THEREFORE; the parties agree as follows:

     1.   DEFINITIONS

"Consolidated tax" is the aggregate current Federal income tax liability for a tax year, being the tax shown on the consolidated
Federal income tax return and any adjustments thereto.

"Corporate taxable income" is the taxable income of a member of the Group for a tax year, computed as though such member had filed a separate return on the same basis as used in the consolidated return, except that dividend income from associate companies shall be disregarded, and other intercompany transactions eliminated in the consolidated return shall be given appropriate effect.

"Corporate taxable loss" is the taxable loss of a member of the Group for a tax year, computed as though such member had filed a separate return on the same basis as used in the consolidated return, except that dividend income from associate companies shall be disregarded, and other intercompany transactions eliminated in the consolidated return shall be given appropriate effect.

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"Separate return tax" is the tax on the corporate taxable income of a member of the Group computed as though such company were not a member of a consolidated group. If the separate return tax of a member of the Group is a liability, it shall be referred to as a "positive separate return tax"; if it is a refund or net tax benefit, it shall be referred to as a "negative separate return tax".

     2.   ALLOCATION OF TAX LIABILITY

The consolidated tax shall be allocated among the members of the Group consistent with Rule 45(c) of the Public Utility Holding
Company Act of 1935, in the following manner:

     a. The consolidated tax before tax credits of the Group will be allocated to each member of the Group with corporate taxable income before tax credits on the basis of the ratio of their corporate taxable income before tax credits to the total of all members of the Group with corporate taxable income before tax credits.

     b. An additional amount of consolidated tax before tax credits will be allocated to each member of the Group equal to the excess, if any, of the positive separate return tax before tax credits of each member of the Group for the year over the tax liability allocated to such member under the previous paragraph.

     c. The total additional amounts of consolidated tax before tax credits allocated under this procedure will be credited to those members of the Group, excluding GPE, which had corporate taxable losses, deductions or tax credits which serve to reduce the consolidated tax. Thus, these members will be given the benefits of the resulting reduction in the consolidated tax of the Group.

     d. If GPE would have a negative separate return tax, then each member having a positive separate return tax shall receive a negative allocation in an amount equal to such negative separate return tax multiplied by that member's share of the sum of the positive separate return tax.

     e. An allocation of the Alternative Minimum Tax ("AMT") will only be performed when the consolidated return reflects an AMT liability. In computing the allocation of the AMT, the same computation methodology utilized in allocating the regular income tax will be utilized. The consolidated AMT liability will be allocated to each member of the Group with positive Alternative Minimum Taxable Income ("AMTI") on the basis of the ratio of its AMTI to the total of all members of the Group with positive AMTI. An additional amount of AMT will be allocated to each member of the Group based on the excess, if any, of the AMT liability that would have been paid had the member of the Group filed a separate tax return for the year over the AMT liability allocated to it under the previous provision. The total additional amounts of AMT charged under this provision will be allocated to each member of the Group based on the ratio of its separate return AMTI to the total AMTI of the members of the Group. In no event shall a member of the Group be required to pay a greater

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          amount of AMT for any period than it would have been
          required to pay had it filed a separate income tax return for the period. Any excess of the consolidated AMT allocated to a member of the Group under this method over its separate return AMT will be allocated among the other members of the Group using the methodology described above. Any minimum tax credits available for use in future periods will be allocated to the members of the Group in the same ratio as the taxes which gave rise to the credits. Minimum Tax Credits used in the consolidated return will be deemed to have been utilized on a first-in, first-out basis.

     f. Any investment tax credits, other tax benefits and material items taxed at rates other than the rate applicable to corporate taxable income shall be allocated directly to the members of the Group giving rise to them.

          If the credit or benefit cannot be entirely utilized to offset current consolidated tax, the consolidated credit carry back or carry forward shall be apportioned to those members of the Group giving rise to them in proportion to the relative amounts of credits or benefits generated by each such member of the Group.

     g. If the amount of consolidated tax allocated to any member of the Group, excluding GPE, exceeds the separate return tax of such member of the Group, such excess shall be reallocated among those members of the Group whose allocated tax liability is less than the amount of their respective separate return tax liabilities. Any remaining unallocated tax liability shall be assigned to GPE.

     h. Pursuant to that certain Shareholders Agreement dated as of February 6, 2001, among KLT Telecom Inc., DTI Holdings, Inc. and Richard D. Weinstein, the net operating losses incurred after February 8, 2001 by DTI Holdings, Inc., Digital Teleport, Inc. and Digital Teleport of Virginia, Inc. (each an "Excluded Company") shall be allocated to and used by KLT Telecom Inc., except to the extent the Excluded Companies would otherwise have corporate taxable income in the same tax year in which the members of the Group use such net operating losses. KLT Telecom Inc. and the Excluded Companies acknowledge that the Shareholders Agreement does not provide for, and does not contemplate, reimbursement of any loss or credit availed of by KLT Telecom Inc. or other members of the Group, and that such was part of the bargained-for consideration to be received by KLT Telecom Inc. in the transactions associated with the execution of the Shareholders Agreement. Accordingly, the income, gain, loss, deductions and credits of each of the Excluded Companies shall be taken into account in the determination of KLT Telecom Inc.'s apportioned obligation for the consolidated income tax under this Agreement, and payments on account thereof shall solely be made between GPE and KLT Telecom Inc. The obligations between KLT Telecom Inc. and the Excluded Companies shall be controlled by the Shareholders Agreement, and payments shall be made among such parties in accordance with such agreement and consistent with this Agreement.

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          Subsequent to the execution of the Shareholders
          Agreement, KLT Telecom Inc. and the Excluded Companies became subsidiaries of GPE, a registered holding company. The terms and conditions of Shareholders Agreement respecting tax allocations may be deemed inconsistent with the requirements of Rule 45(c)(4), and KLT Telecom Inc., the Excluded Companies and the other members of the Group agree to seek any necessary Securities and Exchange Commission authorization to allocate tax losses and credits as set forth in the first paragraph of this Section h. Notwithstanding anything in the first paragraph of this Section h. to the contrary, if required by Rule 45(c)(4) and only to the extent required under Rule 45(c)(4) the following paragraph shall be effective until such authorization is received:

             If an Excluded Company will not have a positive separate return tax for a tax year, such Excluded Company shall be excluded from the allocation of the consolidated tax liability and, thus, such Excluded Company shall not receive any payment from KLT Telecom Inc. as a result of any such loss or credit attributable to an Excluded Company. If and when an Excluded Company would have been able to utilize any previous losses or credits if, under the applicable tax law, it had filed a tax return on a separate basis, KLT Telecom Inc. shall pay to the appropriate Excluded Company an amount equal to the refund which such Excluded Company would have realized as a result of the carry over of such loss or credit, with such amount payable by KLT Telecom Inc. in the year in which such Excluded Company would have received the refund for such loss or credit on a separate return basis.

          If any amounts are deemed payable by KLT Telecom Inc. to an Excluded Company pursuant to the preceding paragraph, the Excluded Companies shall be deemed to have distributed any such amounts to KLT Telecom Inc., to the extent any such amounts may properly be distributed to KLT Telecom Inc. under state and Federal law.

     i. In the event a corporation leaves the Group, it shall immediately cease being a party to this Agreement and shall not be entitled to any further payments or other benefits pursuant to this Agreement.

     3.        PAYMENT OF TAXES

     a. Payment of the taxes for the period by each member of the Group will represent the total taxes allocated to such member under the principles described above. These payments will be made no less frequently than annually and no more frequently than quarterly in connection with the estimated tax installments.

     b. A member of the Group with a net positive allocation shall pay GPE the net amount allocated. A member of the Group with a net negative allocation shall receive payment from GPE in the amount of the net negative allocation. GPE shall pay or cause to be paid to the Internal Revenue Service the Group's net current federal

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          income tax liability from the net of the receipts and
          payments to and from members of the Group.

     c. GPE will make any calculations on behalf of the members of the Group necessary to comply with the estimated tax provisions of Section 6655 of the Code. Based on such calculations, GPE shall charge the members of the Group appropriate amounts at intervals consistent with the dates in that section.

     4.   TAX ADJUSTMENTS

If the consolidated tax liability is adjusted for any taxable period, whether by means of an amended return, claim for refund, after a tax examination by the Internal Revenue Service or otherwise, the liability of each member of the Group shall be recomputed to give effect to such adjustments. In the case of a refund, GPE shall reimburse each member of the Group with its allocable share of such refund within forty-five (45) business days of receipt of such refund. In the case of an increase in tax liability, each member of the Group shall pay to GPE it allocable share of such increased tax liability with within forty-five (45) business days after receiving notice of such liability from GPE.

     5.   INTER-PERIOD ADJUSTMENTS

If for any taxable year the Group has a net operating loss, a net capital loss, or is entitled to any credits against tax that may be carried back or forward to other year(s), the tax allocation for the other year(s) will be recomputed to include these items. This recomputation shall treat the item as if it existed in the year to which it was carried. Under this recomputation, the regular income tax, tax credits, and alternative minimum tax will be recomputed. Any prior allocation and payment of taxes between the members of the Group shall be adjusted according to this revised computation.

     6.   TERM OF AGREEMENT

This Agreement shall apply to the taxable year ending December 2001, and all subsequent taxable periods unless the members of the Group agree to terminate this Agreement. Notwithstanding such termination, this Agreement shall continue in effect with respect to any payments or refunds due for all taxable periods prior to termination. This Agreement may be amended from time to time by the written consent of all members of the Group.

     7.   INCLUSION OF ACQUIRED OR CREATED SUBSIDIARY

The members of the Group will cause any corporation which becomes an affiliated corporation within the meaning of Section 1504 of the Code to join in this Agreement.

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     8.   BINDING EFFECT

This Agreement shall be binding upon and inure to the benefit of any successor to a member of the Group, whether by statutory merger, acquisition of assets or otherwise, to the same extent that the successor would have been required or eligible to be an original party to the agreement.

     9.   CHOICE OF LAWS

This Agreement shall be construed and enforced in accordance with the laws of the State of Missouri, without giving effect to that State's conflict of laws provisions.

     10.  PRIOR AGREEMENTS SUPERSEDED

This Agreement replaces and supersedes all prior agreements among the members of the Group related to the subject matter hereof, including but not limited to that certain Tax Sharing Agreement between Kansas City Power & Light Company and Subsidiaries, dated as of March 31, 1994, as amended.

IN WITNESS WHEREOF, the parties have signed this Agreement as of the first above written.


Great Plains Energy              Great Plains Power Incorporated
Incorporated

By: /s/Bernard J. Beaudoin       By: /s/Stephen T. Easley



Kansas City Power & Light        Home Service Solutions, Inc.
Company

By: /s/Bernard J. Beaudoin       By: /s/John J. DeStefano



KLT Inc.                         KLT Energy Services Inc.


By: /s/Gregory J. Orman          By: /s/Gregory J. Orman


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KLT Investments Inc.             KLT Gas Inc.

By: /s/James P. Gilligan         By: /s/Bruce B. Selkirk
                                        President



KLT Investments II Inc.          KLT Telecom Inc.

By: /s/Gregory J. Orman          By: Mark R. Schroeder



Worry Free Services, Inc.        KLT Gas Operating Company

By: /s/John J. DeStefano         By: /s/Bruce B. Selkirk
                                       President



FAR Gas Acquisitions             DTI Holdings, Inc.
Corporation

By: /s/Bruce B. Selkirk          By:  /s/Gary W. Douglass
       President



Digital Teleport, Inc.           Digital Teleport of Virginia,
                                 Inc.

By:  /s/Gary W. Douglass         By:  /s/Gary W. Douglass



Energetechs, Inc.                WYMO Fuels, Inc.

By:  /s/Douglas M. Morgan        By:  /s/Bernard J. Beaudoin



Kansas City Power & Light
Receivables Company

By: /s/Andrea F. Bielsker


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